Exhibit 10.21

ACUSHNET HOLDINGS CORP.
INDEPENDENT DIRECTORS DEFERRAL PLAN

SECTION 1.                                       Purpose.  The purpose of the Acushnet Holdings Corp. Independent Directors Deferral Plan (the “Plan”) is to attract and retain the services of experienced independent directors for Acushnet Holdings Corp. (the “Company”) by providing them with opportunities to defer income taxes on certain compensation.

SECTION 2.                                       Definitions.  Unless otherwise defined in the Plan, capitalized terms used in the Plan shall have the meanings assigned to them in the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan (the “Incentive Plan”).

SECTION 3.                                       Eligibility.  Unless otherwise determined by the Board, each director of the Company who is not an employee of the Company or any of its Subsidiaries shall be entitled to participate in the Plan (each, an “Eligible Director”).  Each such Eligible Director who makes a deferral under the Plan is referred to herein as a “Participant.”

SECTION 4.                                       Administration.  The Plan shall be administered by the Board.  Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate Eligible Directors for participation; (ii) determine the terms and conditions of any deferral made under the Plan; (iii) interpret and administer the Plan and any instrument or agreement relating to, or deferral made under, the Plan; (iv) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan.  To the extent legally permitted, the Board may, in its discretion, delegate to the General Counsel, the Chief Human Resources Officer or to one or more officers of the Company any or all authority and responsibility to act with respect to administrative matters with respect to the Plan.  The determination of the Board on all matters within its authority relating to the Plan shall be final, conclusive and binding upon all parties, including the Company, its shareholders and the Participants.

SECTION 5.                                       Deferrals.

(a)                                 Deferral Elections.  Each Participant may elect to defer receipt of all or any portion of any shares of Common Stock issuable upon vesting of any Restricted Stock Unit granted to such Participant pursuant to the Company’s director compensation program (a “Deferred Stock Unit”).

(b)                                 Election Forms.  A Participant’s deferral election shall be made in the form of a document (an “Election Form”) established for such purpose by the Board that is executed by such Participant and filed with the Company.  The Election Form will require such Participant to specify:

(i)                                     the portion of any shares of Common Stock issuable upon vesting of any Restricted Stock Unit that will be deferred; and

(ii)                                  the time at which the deferred shares of Common Stock will be distributed to such Participant, which time may be (x) a specified date, (y) termination of such Participant’s service from the Board or (z) the earlier of a specified date and termination of such Participant’s service from the Board.

Each Election Form will remain in effect until superseded or revoked pursuant to this Section 5.

(c)                                  Timing of Elections.

(i)                                     Subject to Section 5(c)(ii), an Election Form executed by a Participant shall apply to any Restricted Stock Unit that is granted to such Participant at any time following the end of the year in which such Election Form is executed.

(ii)                                  An Election Form filed by a Participant within 30 days after such Participant becomes eligible to participate in the Plan may apply to any Restricted Stock Unit that relates to services performed following the date on which such Participant executes such Election Form.

(d)                                 Subsequent Election Forms.  A Participant who has an Election Form on file with the Company may execute and file with the Company a subsequent Election Form at any time.  Such subsequent Election Form shall apply to any Restricted Stock Unit that is granted to such Participant following the end of the year in which such subsequent Election Form is executed.

(e)                                  Revoking Election Forms.  A Participant may revoke an Election Form at any time by providing written notice to the Chief Human Resources Officer.  Such revocation shall apply to any Restricted Stock Unit that is granted to such Participant following the year in which such notice is provided.

(f)                                   Redeferrals.  A Participant may elect to redefer the issuance of shares of Common Stock in respect of a Deferred Stock Unit to a time following the time specified on the applicable Election Form; provided that any such redeferral (i) will not take effect for at least 12 months after the date on which the redeferral election is made; (ii) must defer the distribution for at least five years from the date the original distribution would have otherwise been made; and (iii) must be made at least 12 months before the date the distribution would have otherwise been made.  Any redeferral election that does not satisfy the applicable foregoing requirements will be invalid, null, and void, and the payment schedule set forth in such previous Election Form shall control.  Such redeferral election shall be made in the form of a document established for such purpose by the Board that is executed by such Participant and filed with the Chief Human Resources Officer.

(g)                                  Vesting.  Each Deferred Stock Unit shall be fully vested and non-forfeitable at all times from the applicable vesting date of the underlying Restricted Stock Unit.  For the avoidance of doubt, no shares of Common Stock will be issued in respect of a Deferred Stock Unit to the extent the underlying Restricted Stock Unit is cancelled or forfeited, or otherwise does not vest.

SECTION 6.                                       Timing and Form of Distribution.

(a)                                 Subject to this Section 6, distribution with respect to a Participant’s Deferred Stock Units shall be made to such Participant in a single lump sum at the time specified on the applicable Election Form.

(b)                                 The Board, in its sole discretion, may accelerate the distribution of a Participant’s Deferred Stock Unit if such Participant experiences an unforeseeable emergency or hardship, provided that such distribution complies with Section 409A of the Code.

(c)                                  Distribution with respect to a Participant’s Deferred Stock Units shall be made in a single lump sum upon a Change in Control or such Participant’s death.  A “Change in Control” shall have the meaning ascribed to such term in the Incentive Plan, from time to time.

SECTION 7.                                       Amount of Distribution.

(a)                                 Distribution in Shares.  Each Deferred Stock Unit shall be allocated to a separate bookkeeping account (a “Share Account”) established and maintained by the Plan Administrator to record the number of shares of Common Stock to which such Deferred Stock Unit relates.  The Share Account shall reflect the number of shares of Common Stock deferred and any Dividend Equivalent Rights with respect to Deferred Stock Units credited to the Share Account pursuant to the Incentive Plan and applicable award agreement.  On the distribution date applicable to a Participant’s Deferred Stock Unit, such Participant shall receive that number of shares of Common Stock equal to the number of shares credited to the applicable Share Account as of such distribution date.

(b)                                 The number of shares of Common Stock reflected in a Share Account shall be subject to adjustment pursuant to Section 12 of the Incentive Plan.

SECTION 8.                                       General Provisions Applicable to Deferrals.

(a)                                 Except as may be permitted by the Board, (i) no deferral and no right under such deferral shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or pursuant to Section 8(b) and (ii) during a Participant’s lifetime, each deferral, and each right under such deferral, shall be exercisable only by such Participant or, if permissible under applicable law, by such Participant’s guardian or legal representative.  The provisions of this Section 8(a) shall not apply to any deferral that has been distributed to a Participant.

(b)                                 A Participant may make a written designation of beneficiary or beneficiaries to receive all or part of the distributions under this Plan in the event of death at such times prescribed by the Board by using forms and following procedures approved or accepted by the Board for that purpose.  Any shares of Common Stock that become payable upon death, and as to which a designation of beneficiary is not in effect, will be distributed to the Participant’s estate.

(c)                                  Following distribution of shares of Common Stock, the Participant will be the beneficial owner of the net shares of Common Stock issued, and will be entitled to all rights of ownership.

SECTION 9.                                       Amendments and Termination.

(a)                                 The Board, in its sole discretion, may amend, suspend or discontinue the Plan or any deferral at any time; provided that no such amendment, suspension or discontinuance shall reduce the accrued benefit of any Participant except to the extent necessary to comply with applicable law.  The Board further has the right, without a Participant’s consent, to amend or modify the terms of the Plan and such Participant’s deferral to the extent that the Board deems it necessary to avoid adverse or unintended tax consequences to such Participant under federal, state or local income tax laws.

(b)                                 The Board, in its sole discretion, may terminate the Plan at any time, as long as such termination complies with then applicable tax and other requirements.

(c)                                  Such other changes to deferrals shall be permitted and honored under the Plan to the extent authorized by the Board and consistent with Section 409A of the Code.

SECTION 10.                                Miscellaneous.

(a)                                 No Eligible Director or other person shall have any claim to be entitled to make a deferral under the Plan, and there is no obligation for uniformity of treatment of Participants or beneficiaries under the Plan.  The terms and conditions of deferrals under the Plan need not be the same with respect to each Participant.

(b)                                 The opportunity to make a deferral under the Plan shall not be construed as giving a Participant the right to be retained in the service of the Board or the Company.  A Participant’s deferral under the Plan is not intended to confer any rights on such Participant except as set forth in the Plan and the applicable Election Form.

(c)                                  Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)                                 If any provision of the Plan or any Election Form is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or deferral, or would disqualify the Plan or any deferral under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or such Election Form, such provision shall be stricken as to such jurisdiction, person or deferral, and the remainder of the Plan and such Election Form shall remain in full force and effect.

SECTION 11.                                Effective Date of the Plan.  The Plan shall be effective as of the date on which the Plan is adopted by the Board.

SECTION 12.                                Unfunded Status of the Plan.  The Plan is unfunded.  The Plan, together with the applicable Election Form, shall represent at all times an unfunded and unsecured contractual obligation of the Company.  Each Participant and beneficiary will be an unsecured creditor of the Company with respect to all obligations owed to them under the Plan.  No

Participant or beneficiary will have any interest in any fund or in any specific asset of the Company of any kind, nor shall such Participant or beneficiary or any other person have any right to receive any payment or distribution under the Plan except as, and to the extent, expressly provided in the Plan and the applicable Election Form.  Any reserve or other asset that the Company may establish or acquire to assure itself of the funds to provide payments required under the Plan shall not serve in any way as security to any Participant or beneficiary for the Company’s performance under the Plan.

SECTION 13.                                Section 409A of the Code.  With respect to deferrals that are subject to Section 409A of the Code, the Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of the Plan and any Election Form shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly.  If any provision of the Plan or any term or condition of any Election Form would otherwise frustrate or conflict with this intent, the provision, term or condition will be interpreted and deemed amended so as to avoid this conflict.  Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Section 409A of the Code, and all payments to be made upon termination of a Participant’s service from the Board under this Plan may only be made upon a “separation from service” under Section 409A of the Code.  If any Participant is a “specified employee” under section 409A of the Code (as determined by the Board) and if the Participant’s distribution under the Plan is to commence, or be paid upon, separation from service, payment of the distribution shall be delayed for a period of six months after the Participant’s separation date, if required pursuant to section 409A of the Code.  If payment is delayed, the accumulated postponed amount shall be paid within 10 days after the end of the six-month period following the date on which the Participant separates from service.

SECTION 14.                                Governing Law.  The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof.